SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 31, 2006

SUB-URBAN BRANDS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-109903	47-0926492
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		ID Number)

8723 Bellanca Avenue, Building A, Los Angeles, CA 90045
 (Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (310) 670-0132

2222 E. Washington Blvd, Suite B Los Angeles, CA 90021
 (Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02  Unregistered Sales of Equity Securities.

On January 4, 2007, Sub-Urban Brands, Inc., a Nevada corporation (the “Company”) entered into a consulting agreement (the “Agreement”) with Joseph Noel (“Consultant”).  The term of the Agreement is for twelve months beginning on January 4, 2007 and may be terminated by the Company upon 30 days’ prior written notice.  Pursuant to the Agreement, Consultant will provide marketing and financial public relations services to the Company and will designate a principal account representative for the Company. The Company will pay Consultant $6,000 per month under the Agreement. Furthermore, pursuant to the Agreement, the Company will issue up to 300,000 shares of its restricted common stock to Consultant. The offer and sale of these securities was made in reliance on Section 4(2) of the Securities Act of 1933, as amended.  The offer and sale of the Common Stock did not involve a public offering.

Item 1.02 Termination of a Material Definitive Agreement

Effective December 31, 2006, the Company, and Trilogy Capital Partners, Inc. (“Trilogy”) mutually agreed to terminate their letter of engagement, dated May 16, 2006 (“Engagement”). Pursuant to the terms of the Engagement, Trilogy provided marketing and financial public relations services to the Company. The term of the Engagement was for twelve months beginning on May 16, 2006 and could be terminated at any time thereafter by either party upon 30 days’ prior written notice. Pursuant to the terms of the Engagement, the fees for Trilogy’s services were $12,500 per month and Trilogy currently holds 3,690,000 warrants in the Company. The Company incurred no penalties for the mutual termination of the Engagement.

Item 9.01                                              Financial Statements and Exhibits

(d)           Exhibits.

10.1	Form of proposal and professional services agreement between Sub-Urban Brands, Inc. and Joseph Noel dated January 4, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUB-URBAN BRANDS, INC

Date: January 5, 2007	/s/ Jack Mott
Jack Mott, Chief Financial Officer and Chief Operating Officer